UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VILLAGE BANK AND TRUST FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

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April 6, 2020

Dear Shareholder,

As previously reported, we finished 2019 with excellent results and positive momentum. We successfully battled to grow earnings in an environment in which margins were under pressure, and we did it in the right ways by controlling expenses, driving noninterest income growth in the commercial banking segment and producing outstanding mortgage banking earnings for the year. Our results translated into stock price appreciation in excess of 21% during 2019.

That seems like a long time ago. So much has changed in the last month in a magnitude and at a speed that would have seemed almost unimaginable at the beginning of the year. No company and no household is untouched by this. It is our sincerest hope that you and yours are managing the uncertainty, volatility, and strain well.

It is too early to assess the exact impact that the pandemic will have on the economy and on our Company. We came into this environment with strong capital levels and liquidity, very little dependence on wholesale funding sources, excellent asset quality, highly disciplined risk management processes, robust organizational resilience and a management team and board that led us out of the great recession and turned the company into a high performing bank. All of these factors are being tested during this crisis. We are preparing ourselves to deal successfully with the worst case scenarios in terms of the pandemic’s impact. That is the prudent thing to do. And yet we still believe that we, as a community and industry, can achieve outcomes better than those extreme cases. We made bold moves to implement our pandemic plan, protect our employees and clients, close our lobbies, implement remote work protocols and raise excess liquidity. We have developed and shared resources with our business borrowers so that they can more successfully plan and manage through the crisis. We believe that we are doing the right things to make the most of a difficult situation.

They say that golf is not a game of perfect – it is about how you scramble. Good golfers respond well to playing imperfectly or to playing in challenging conditions. They execute the fundamentals, try to avoid costly mistakes, stay focused on the next shot and then scramble well. We embrace that philosophy in running the Company. We hire quality people and deliver differentiated value to our target market clients every day. We take prudent risks and manage them in a disciplined manner. We maintain our concentration on the important levers that drive performance. And, we scramble exceptionally well. We believe that this will allow us to produce results that compare very favorably with our peers in times of uncertainty and to continue to deliver top returns for our shareholders over the long term.

We will be holding our first fully virtual annual shareholder meeting on May 19, 2020. We hope that you can participate. Thank you for your continued support.

Regards,

William G. Foster	Craig D. Bell
President and Chief Executive Officer	Chairman, Board of Directors

Forward-Looking Statements

In addition to historical information, this letter may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. There are many factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, changes in interest rates, the effects of future economic, business and market conditions, legislative and regulatory changes, governmental monetary and fiscal policies, changes in accounting policies, rules and practices, the impact of the ongoing coronavirus (COVID-19) pandemic, and other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”). For further information, contact Donald M. Kaloski, Jr., Executive Vice President and Chief Financial Officer, at 804-897-3900 or dkaloski@villagebank.com.

Additional Information

This letter may be deemed to be solicitation material in respect of the Company’s 2020 annual meeting of shareholders. The Company filed a definitive proxy statement with the SEC on April 6, 2020 in connection with the annual meeting. Shareholders are urged to read the proxy statement and any other relevant documents that the Company files with the SEC because they will contain important information. The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in connection with the annual meeting. Information about the Company’s directors and executive officers is included in the proxy statement. Investors and shareholders may obtain a copy of the proxy statement and other documents filed by the Company free of charge from the SEC’s website at www.sec.gov. Shareholders may obtain a copy of the proxy statement free of charge by writing to the Company’s Corporate Secretary, Deborah M. Golding, whose address is P.O. Box 330, Midlothian, Virginia, 23113-0330, or from the Company’s website at www.villagebank.com.